भारतीय गैर न्यायिक

एक सौ रुपये Rs. 100

रु. 100 ONE HUNDRED RUPEES

सत्यमेव जयते

भारत INDIA

INDIA NON JUDICIAL

E 166192

हरियाणा HARYANA

LEASE DEED

THIS LEASE-DEED IS EXECUTED AT GURGAON ON THIS THE 5th DAY OF JANUARY 2017.

BETWEEN

M/s Vatika Ltd., a Company incorporated under the Companies Act 1956 having its registered office at Vatika Triangle, 4th Floor, Sushant Lok, Phase 1, Block A, Mehrauli - Gurgaon Road, Gurgaon,- 122002 (hereinafter referred to as **"Lessor"** which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) acting through its duly authorized signatory **Mr. Gautam Bhalla** of the First Party .

AND

M/s Vatika I.T. Parks Private Limited, (formerly Hind Enterprises Private Limited), a Company registered under the Companies Act, 1956 having its Corporate Office at 7th Floor, Vatika Triangle, Block-A, Sushant Lok, Gurgaon -122022 and Registered Office at Flat No 621 A, 6th Floor, Devika Towers, 6, Nehru Place, New Delhi – 110019 (hereinafter referred to as the **"Confirming Party"** which expression shall, unless excluded by or repugnant to the context or meaning thereof, be deemed to include its subsidiary companies and assigns) through its authorized signatory **Mr. Gautam Bhalla,** of the **Second Party**.

AND

M/s Sagoon India Pvt. Ltd. a company registered under the Company's Act 1956, having its registered office at 643, 5th floor, SB Tower, Noida Sector 16 A, Filmcity. (hereinafter referred to as **"Lessee"** which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) acting through its duly authorized signatory **Ms. Swati Dayal,** of the Third Party .

*(The terms "Lessor", "Confirming Party" and "Lessee" shall individually be referred to as **"the Party"** and collectively referred to as **"the Parties"**).*

For SAGOON INDIA PRIVATE LIMITED

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

WHEREAS

WHEREAS the Lessor had entered into an agreement with the Confirming party, a subsidiary company of Vatika Limited, for development of an Information Technology Park (I.T. Park) upon land admeasuring 8.593 acres comprised in Rect No. 13 Kila No. 18/2 (1-10), 19 (8-0), 20 (8-0), 21 (8-0), 22 (8-0), Rect No. 14 Kila No. 14 (5-15), 15/1 (3-10), 16 (8-0), 17 (5-5), 24 (4-15), 25(8-0) total measuring 70 Kanal 7 Marla or 8.793 acres in the revenue estate of Village – SaraiKhawaja Tehsil and District Faridabad, Haryana, now Sector–27, Faridabad, Haryana,(hereinafter referred to as the **'Said Land'**).

AND WHEREAS the Confirming Party has obtained license No. 1133 of 2006 from the Director Town and Country Planning, Haryana, Chandigarh (DTCP) vide Memo No. 5DP(iii)-2006/24569 dated 22.09.2006 for constructing upon the said land an I.T. Park in the name of **'Vatika Mindscapes'** (hereinafter being referred to as the '**said Building/Complex'**).

AND WHEREAS **the Lessor** represents and warrants that it is in exclusive possession of the Demised Premises & sufficiently entitled to lease out and enter into lease deed in respect of the Demised Premises to any individual, company and / or firm.

AND WHEREAS relying on the above representations, the Lessee has approached the Lessor to take on lease from the Lessor approximately **6860 Sq. feet** of Super Built Up area situated on **8th floor** of **Block B** of the said Complex (hereinafter referred to as '**Demised Premises**' and more particularly defined in **Annexure A** for the purposes of its office.

AND WHEREAS the Lessor has agreed to the offer of the Lessee and is now agreeable for letting the Demised Premises on the terms and conditions recorded hereunder. The Lessee has, prior to execution of this indenture of lease, seen and approved of the documents in favour of the Lessor and its right to lease out the demised premises and being fully satisfied, shall, henceforth, be not entitled to investigate further the same and no requisition/ objection/ clarification/ query in this regard shall be raised by the Lessee or entertained by the Lessor.

NOW WHEREFORE, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

(i) **Lease-Rental and Option to Renew the Lease:** THE Lessor agrees to lease the Demised Premises unto the Lessee and the Lessee agrees to take on lease the Demised Premises together with the right to use the common facilities in the said Complex along with other occupants and the right to park 5 (Five) cars in the car parking spaces earmarked in the basement(s) [free parking]. The period of the lease is 3 (Three) years from the **Lease Commencement Date** at a monthly rent of **Rs. 4,52,760 (Rupees Four Lacs Fifty Two Thousand Seven Hundred Sixty only)** at the rate **Rs. 66/-** (**Rupees Sixty Six only)** per square ft. of super built-up area with an option to renew the Lease for 2 (two) further terms of 36 (Thirty Six) months each. Rent at the time of renewal be subject to an escalation of **15%** over the previous rental**,** provided that the Lessee shall give the Lessor a duly served notice for renewal in writing at least 6 (Six) months before the expiry of the initial period. If the option to renew the Lease is exercised by the Lessee as above, then a fresh Lease Deed shall be executed on the same terms and conditions, subject to enhanced rent and will be duly registered with Registrar's office at Gurgaon

(ii) **Commencement:** THAT the Lease for the initial period of 3 (three) years shall commence from **15th December 2016 ("Lease Commencement Date").** The Lease rental shall commence from **1st May 2017 ("Rent Commencement Date").** It is clarified that period between Lease Commencement Date and Rent Commencement Date will be rent free period. The Lease Rent shall be payable by the Lessee to the Lessor every month in advance latest by the 7th of each month.

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

For SAGOON INDIA PRIVATE LIMITED

Director

The Rent Commencement Date is subject to the conditions mentioned in sub-clause (f) below:

a) The Lessee shall submit the design brief in writing within 3 working day from the date of signing of the Letter of Intent.

b) The Lessee shall give the approval on layout/specifications/BOQ for the fit out work to the Lessor in writing within 3 working days from receipt of said layout/specifications/BOQ. The layout for the office space will be submitted only two times by the Lessor

c) The layout, design requirements and specifications will not be changed after the approval of the same by the Lessee.

d) The fit out by the Lessor does not include the exclusions work as defined in Annexure B

e) Rectification of Snag List (if any) will be done after the handover of the demised premises

f) In case of any delay in approvals by Lessee on layout/specifications/BOQ as per the above-mentioned timelines, the rent commencement date as defined in clause no. (ii) shall be reduced by the no. of days of delay.

It is hereby agreed that the Lessor shall endeavor to complete the fit outs as per their scope of work defined in Annexure B within 60 days ("Said Period") from the day of finalization of the Layout of the Demises Premises and specifications of the furniture and fixtures to be installed in the Demised Premises.

The date of signing off the layout and specifications by both the parties shall be the date from which said period of 60 days shall commence.

Fit Outs: The Demised Premises shall be fully furnished by the Lessor, in accordance with the specifications of furnishings and fit-outs set out under **Annexure B** to this Lease Deed. The Parties agree that the Lessor shall spend Rs. 1,800 (Rupees One thousand and eight hundred only) per square feet on the total Carpet Area of the Demised Premises on the furnishing and fit-outs to be provided in the Demised Premises as per the Scope of Work defined in **Annexure B**. The said cost shall include the interior fixtures and fittings, project management fees and architect's cost etc. for the fit-out. The Lessee shall bring in its own IT/Telecom equipment (e.g. Computers/ EPBAX/ Servers/ Switches etc) as required for the business of the Lessee. Lessee acknowledges that Lessor shall be the exclusive owner of Fit Outs done by the Lessor in the Demised Premises.

(iii) **Interest-Free Refundable Rent-Security Deposit:** THAT the Lessee agrees to pay to the Lessor interest free rent security deposit equivalent to **6 (Six)** month's rent, totaling **Rs. 27,16,560/- (Rupees Twenty Seven Lacs Sixteen Thousand Five Hundred Sixty Only)**. Lessee has already paid the interest free rent security deposit of **Rs. 9,05,520/- (Rupees Nine Lacs Five Thousand Five Hundred Twenty only)** at the time of signing of LOI. Amount of **Rs. 18,11,040 (Rupees Eighteen Lacs Eleven Thousand and Forty only)** shall be paid at the time of execution of this Lease Deed. The said interest free refundable security deposit shall be increased proportionately to match any increase in rent due to renewal of lease or otherwise and will be refunded only, after deduction of dues and submission of TDS certificates if any, upon the Lessee handing over vacant peaceful possession of the premises and leaving behind furniture and fixtures installed by Lessor in the Demised Premises in good condition at the expiry of this Lease or its earlier determination. The Lessor shall refund the IFRSD to the Lessee within 30 days from the date of clearance of all the dues along with submission of TDS certificates by Lessee and handing over vacant peaceful possession of the Demised Premises and leaving behind fitouts installed by Lessor in the Demised Premises in good condition at the expiry of the term of lease granted under this Lease Deed or its earlier termination.

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

For SAGOON INDIA PRIVATE LIMITED

Director

However, in case the Lessor fails to refund the IFRSD within 30 days from the date of clearance of all the dues along with submission of TDS certificates by Lessee and handing over vacant peaceful possession of the Demised Premises, as aforesaid, the Lessee shall be entitled to claim the interest on the outstanding IFRSD at the rate of 18% per annum until refund of the IFRSD by the Lessor.

(iv) **Claims regarding workmanship/ quality of construction etc:** THAT pursuant to taking possession of the demised premises, the Lessee shall not raise any objection or claim against the Lessor in respect of any item of work or quality of workmanship or materials or specifications or fittings and fixtures used or provided in the Demised Premises or any other services rendered or to be rendered or any other ground whatsoever and such claims or objections, if any, shall on taking possession be deemed to have been waived by the Lessee.

(v) **Property/ House Tax:** That Lessee hereby agrees to be liable to bear and reimburse / pay to the Lessor the municipal and other taxes on property levied by any Govt. authority, in proportion to the super area occupied by the Lessee vis a vis the total area that may be subjected to such tax(es), from the Lease Commencement Date. The Lessee hereby agrees to pay the same to the Lessor without demur within a period of 7 (seven) days from the bill being raised by the Lessor upon the Lessee. However, the annual liability of the Lessee towards aforesaid taxes and levies shall be limited to 10% of its annual rental and any excess tax liability over it shall not be borne by the 'Lessee'. Approximate property tax *(inclusive of fire tax)* is Rs. 20.625/- per sq.ft. for FY 2016-17.

(vi) **Definition of Super Area:** The super area means and includes full area of the space, outside walls, cup-boards if any, column projections, balconies, galleries, sun-shades, inside partition walls, window sills, exclusive open terraces, lifts & other spaces, half area of the column walls between the Demised Premises and other premises/ areas, proportionate area under common services/ areas like electric sub-station, stand-by generator, fire fighting equipments, building management systems, water tanks, shafts, machine rooms, lift, wells, security booths, BTS rooms, common corridors, open spaces etc.

(vii) **Provision of Facilities:** The Lessor hereby agrees to provide itself or through the Maintenance Company the following facilities to the demised premises:

a) Provision of electricity with peak load of 20 KW;
b) Provision of adequate air-conditioning;
c) Provision of adequate unfiltered water;
d) Provision of 100% Power Back Up (including that for air conditioning);
e) Provision of RTC Services for Split ACs;
f) Provision of HT voltage Stabilizer on board Power Supply;

The Lessor will also provide the following maintenance facilities for common areas/ spaces/ equipments of the Building which facilities will be shared by the Lessee with other tenants/ occupants of the Building:

g) Cleaning and lighting of passages, staircases, toilets and lifts;
h) Decoration and cleaning of interior and exterior common surfaces of the building;
i) Maintenance of lifts, pumps, tube well, booster pumps, generator, water treatment plant, overhead tanks, cooling towers, chiller plant, security and fire protection systems, electrical sub-station and electrical equipment, exhaust fans, water softening plants, transformers, CCTV, HVAC system etc.

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

For SAGOON INDIA PRIVATE LIMITED

Director

Above facilities will be provided by the Lessor to the Lessee subject to timely and prompt payment of rent/electricity/ energy and water bills and Monthly Maintenance Charges by the Lessee to the Lessor / Maintenance Company. The Lessee also agrees to pay to the Lessor / Maintenance Company, without demur or delay, its proportionate share in any unforeseen charges and outgoings incurred by them and not mentioned in this indenture of Lease. The demand so raised by the Lessor/ Maintenance Company shall be reasonable and final, conclusive and binding on the Lessee.

(viii) **Fire- Fighting & Detection Systems:** THAT fire fighting and fire detection systems have been installed by the Lessor/Developer in the common areas of said building in accordance with the relevant statutory / regulatory provisions applicable. If due to any subsequent Legislation, Govt. Orders, Directives, Notifications or Guidelines or due to any amendment in the National Building Code additional new fire safety measures are required to be undertaken within the said building, then, the Lessor will comply with the same. The Lessee shall be responsible for all acts of negligence or willful lapse on its part in not installing fire-fighting systems within the Demised Premises, or any fire, electrical or any other hazard originating from the Demised Premises and the Lessee agrees and undertakes, on its own or through the insurance cover (including third party insurance) obtained by it, to keep the Lessor and other occupants of the said Building/ said Complex indemnified and harmless in this regard.

(ix) **Schedule of Payment of Lease-Rentals/ Other Dues:** THAT the Lessee shall pay to the Lessor by Electronic Transfer / Cheque / Bank Demand Draft payable at Gurgaon/ New Delhi the rent and all other sums payable under this Lease Deed without any cuts or deductions by the 7th day of every month in advance for the months in respect of which such sums are payable but after deduction of TDS as applicable from time to time.

(x) **Payment of Lease Rental & Other Charges:** THAT the payment of monthly lease rental and other charges specified and mentioned in this Lease Deed are payable by the Lessee net of all taxes and levies but subject to deduction of TDS at source, as applicable from time to time, for which TDS certificates shall be issued by the Lessee to the Lessor/ Maintenance Company and handed over to them within the stipulated period. The Lessee shall be additionally liable to pay applicable taxes on the Lease Rent and other charges payable by the Lessee.

(xi) **Parking Facility at Owners' Risk:** THAT the use of car/ scooter parking spaces in the basement(s) / over ground shall be at the Lessee's own risk and responsibility and shall be only between 8 a.m. to 7 p.m. However the Lessee will be entitled for overnight parking of cars at no cost at its own risk and responsibility but it will inform in writing to the Security Supervisor / incharge in advance about such parking.

(xii) **Maintenance of Demised Premises:** THAT the Lessee shall carry out day to day maintenance of the Demised Premises and the fixtures and fittings installed therein and the normal maintenance, minor repairs, including painting, distempering and polishing of the interior surfaces of the Demised Premises at its own cost. Further the Lessee shall keep the Demised Premises clean, tidy, healthy, wind and water tight in all seasons during the period of the Lease. The Lessee shall keep the Demised Premises in the same good condition, state and order in which it has been handed over to it by the Lessor and shall abide by all laws, bye-laws, rules and regulations of the government/ local bodies and other authorities as well that of the maintenance company and shall attend to, answer and be responsible for all deviations, notations or breaches of the said laws and shall perform all the terms contained in this indenture of lease.

For SAGOON INDIA PRIVATE LIMITED

Director

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

(xiii) **Entry in the Premises for Inspection by the Lessor:** THAT the Lessee shall permit the Lessor and its agent's at all reasonable hours, but after prior notice in writing / on telephone to that effect, to enter into the Demised Premises for the purpose of inspection or for any other purposes connected with the lease of the Demised Premises. However, such prior notice shall not be applicable in emergency situation.

(xiv) **Handing Over of Possession on Expiry/ Determination of Lease:** THAT the Lessee undertakes to handover the Demised Premises along with furniture and fixtures installed by Lessor in good condition (reasonable wear and tear excepted) to the Lessor on the expiry or earlier termination of the Lease. .

(xv) **Use of the Demised Premises:** THAT the Lessee undertakes to use the Demised Premises for office purposes only and not to carry on or permit to be carried on in the Demised Premises or in any part thereof any activity which is or likely to be unlawful, obnoxious or to cause nuisance, annoyance , hindrance, obstruction or disturbance in any manner whatsoever to other tenants / occupants of the building/complex or store any goods of hazardous or combustible nature or which are heavy so as to affect the construction or the structure of the building/complex or any part thereof or in any manner interfere with use of common areas. Lessee confirms that it understands that the Lessor is obliged to facilitate the harmonious and amiable utilization of the said complex by all its tenants / occupants and accordingly it (the Lessee) gives absolute right to the Lessor to without notice remove /shift /clear such obstruction/ material/goods from the said common areas without giving any notice, if and when found lying therein and further agrees that such removal/ shifting /clearance by the Lessor shall be at the risk and cost of the Lessee. Notwithstanding the afore stated, the usage of the Demised Premises for office use shall be unrestricted and uninterrupted and shall be made available at all times of day and night to the Lessee, its employees, servants, representatives, customers, visitors and invitees subject to fulfillment of the security needs of the building and its occupants and subject to the Lessee performing all its obligations under this Lease Deed. The Lessee hereby indemnifies and holds harmless the Lessor for any use of the Demised Premises in contravention of the stipulations contained in this Lease Deed and rules and regulations of such municipal or local body or government/authority.

(xvi) **Use of Roof & Stair Cases:** THAT it is made absolutely clear that the Roof/ Terrace portion of the building is not considered as a common area and Lessee shall have no right over the said area which shall be utilized by the Lessor as best considered by it. However, the Lessor may permit the Lessee, in Lessor's sole discretion, to install its TV antenna etc. Likewise, the staircases are meant for ingress/ egress from/ to the Demised Premises. The Lessee shall not object to any movement of goods etc by the Lessor/ Maintenance Company through the stair- cases. It is made abundantly clear that the Lessee shall have no claim, right, title or interest of any nature whatsoever over or in respect of all or any open space, lobbies, atrium, stair-cases, lifts, terraces, roof, basements, parapets, external facia / façade, other common and/ or usable areas etc. which shall remain the property of the Lessor. The Lessor in its sole discretion shall be entitled to lease/ sell or allow exclusive use of any such area/ portion to any person or entity. Also the Lessor shall be entitled to use the said spaces for all purposes and in any manner it may deem fit.

(xvii) **Display of Signage:** THAT the Lessee will be entitled to display. name / Signage of its office only at the space and place to be decided by the Lessor.

For SAGOON INDIA PRIVATE LIMITED

Director

Vatika Limited Gurgaon

Vatika I.T. Park

(xviii) **Prohibition of Change of Use / Sub-letting / Parting with Possession:** THAT the Lessee shall use the Demised Premises only for its own office and for its subsidiaries and affiliated sister concerns in which the Lessee has its controlling interest and has at least one common director. The Lessee absolutely undertakes that it shall not assign, transfer, sublet, mortgage, underlet or grant leave and license or transfer or part with or share possession of the Demised Premises or any portion thereof in any manner whatsoever, unless so permitted by the Lessor in writing and upon such revised terms and conditions as may be imposed by the Lessor. In the event of use of any portion of the Demised Premises by the subsidiary and / or sister concern of the Lessee as mentioned above, the sole responsibility of payment of rent and other dues / charges shall be that of the Lessee alone. Any unauthorized use of the premises shall immediately entitle and empower the Lessor to terminate the lease and enter the demised premises with a notice.

(xix) **Prohibition of Structural Changes:** THAT the Lessee shall not make any structural additions or alterations in the Demised Premises without the prior consent of the Lessor in writing.

(xx) **Assurance Regarding Use:** THAT the Lessor assures the Lessee that the Demised Premises is fit to be used for the purpose for which it is being let out and in case any further permission / approval is required, the same shall be obtained by the Lessor at its own cost. The Lessor shall keep the Lessee indemnified against any loss that the Lessee may suffer on account of lack of such approval / permission.

(xxi) **Insurance of the Building & the Premises:** THAT the Lessor will maintain at its own cost a comprehensive Insurance policy, insuring only the main building against fire, natural calamities like earthquake, flood, storm, riots etc. The Lessee undertakes to insure the interior office space of the Demised Premises at its own cost and the Lessor will be in no way responsible or liable for any loss or damage to furniture, fixtures or equipment of the Lessee due to any reason whatsoever.

(xxii) **Air - Conditioning Facility:** THAT the Lessor shall install a continuous, adequate and proper air conditioning system and shall maintain the same in good order and condition and shall operate and run the same to ensure adequate air-conditioning facility to the premises under lease subject to timely and prompt payment of Monthly Maintenance Charges, electricity/ power (including power consumed on air-conditioning as per common or separate meters) and water bills and other dues by the Lessee.

(xxiii) **Enhanced Load:** Enhanced load can be provided only if found feasible taking into access points and at the sole discretion of the Lessor/ Maintenance Company. Charges for such enhanced load shall be Rs. 10,000 per KW plus actual material cost which shall have to be borne by the Lessee.

(xxiv) **Maintenance and Operation of Lifts:** THAT the Lessor shall maintain the lifts in the building serving the Demised Premises and operate and run the same during the normal office hours as specified above on all week days except on Sundays and public holidays (as per Haryana Govt. Shop and Establishment Act/ Rules) only for the purpose of ingress and egress from the Demised Premises. However, one lift would be operational round the clock for 24 hours.

(xxv) **Provision of Extra facility:** THAT the Lessor has made provision of basic facilities as contained in this Indenture of Lease. However, if any extra facility e.g. earth-pit, telephone cable, any other civil or electrical work is sought by the Lessee in writing, the same can be provided depending on the practical possibility and access at the sole discretion of the Lessor/ Maintenance Company subject to the payment of cost by the Lessee.

(xxvi) **Internal Partitions:** THAT the Lessor will permit the Lessee at the cost of the Lessee the erection of internal temporary partitions and other internal alterations and additions as may

Vatika Limited Gurgaon

Vatika I.T.

For SAGOON INDIA PRIVATE LIMITED

Director

be necessary for the business of the Lessee provided that if such additions or alterations, require the prior approval or permission of any Municipal authority or any other Local Body or Govt. Authority, the Lessee shall not carry out such additions or alterations or erections without obtaining the prior permission or complying with such rules and regulations of such Municipal or Local Body or Govt. Authority.

(xxvii) **Indemnity by the Lessor:** THAT the Lessor shall indemnify and hold harmless the Lessee at all times against and in respect of all losses, liabilities, costs and expenses which the Lessee may suffer or incur in connection with any of the following:

a) Any gross negligence and willful misconduct leading to breach of any of the representations, warranties, covenants and obligations the Lessor has set forth in this Lease Deed.

b) Charges or encumbrances created or existing on the lease premises sought to be enforced against the Lessee after execution of this Lease Deed.

c) For any loss, damage, fine, penalty or expenses incurred by the Lessee due to any violation of municipal building bye-laws by the Lessor in the construction of the Demised Premises.

xxviii) **Indemnity by the Lessee:** THAT the Lessee shall indemnify and hold harmless the Lessor at all times against and in respect of all losses, liabilities, costs and expenses which the Lessor may suffer or incur in connection with any negligence and misconduct leading to breach of any of the representations, warranties, covenants and obligations the Lessee has set forth in this Lease Deed and for any loss, damage, fine, penalty or expenses incurred by the Lessor due to any violation of municipal building bye laws by the Lessee in relation to occupation and use of the Demised Premises during the period of lease

xxix) **Representation, Warranties and Covenant by the Lessee:** THAT the Lessee hereby represent, warrant and covenants that the Lessee and/ or its representatives, agents, employees or any body else claiming possession of the demised premises through it:

a) Shall not decorate the exterior of the demised premises otherwise than in the manner agreed in writing by the Lessor

b) Shall not use or permit the use of the demised premises or any part thereof in any manner, which may or is likely to cause nuisance or annoyance to the occupants of other premises/ spaces in the building/ complex.

c) Shall not put or cause to put any sign board, neon-light, name or name-board, publicity or advertisement material, banner or hoarding or objects on the external/ outer walls, façade of the demised premises or at any other place in the building/ complex.

d) Shall not change or permit change of the colour scheme of the outer walls or paint on the exterior side of the doors and windows etc. or carry out any change in the exterior elevation and/ or design of the premises or the building/ complex.

e) Shall not violate any term of this indenture. In case any such violation is noticed by the Lessor, then, in that case the Lessee shall rectify the violation forthwith and on its failure to do so shall call for determination of the lease by the Lessor and the Lessee shall also be liable for all expenses, losses and damages caused to the demised premises and/ or the building/ complex.

For SAGOON INDIA PRIVATE LIMITED

Director

Vatika Limited Gurgaon

Vatika I.T. Parks Private

xxx) **Functioning of AC System and Lifts:** THAT if at any time during the occupation by the Lessee of the Demised Premises, the lifts or the air conditioning system or the power back up system fail to function adequately, the Lessee will be entitled to call upon nominated maintenance agency to rectify the system within the shortest possible time depending upon the nature and extent of repairs required.

xxxi) **Termination of the Lease and the Lock-in Period:** THAT the Lessee shall not have the right to terminate this Lease hereby granted and to vacate the Demised Premises until the expiry of **36 (Thirty Six)** months from the Lease Commencement Date. The Lessee hereby agrees and undertakes that in case it terminates this lease before the expiry of lock in period or the Lease is terminated by the Lessor for the breach committed by the Lessee, then the Lessee agrees to be liable to pay and hereby authorizes the Lessor to claim the entire rent, monthly maintenance and other charges for the remaining unexpired period out of the lock in period from the Lessee and to adjust the same from any deposits of the Lessee lying with the Lessor at that point of time.

xxxii) **Default in Payments by the Lessee:** THAT in case of delay in payment of lease rental and other dues by the Lessee after 7th day of each month, it shall be liable to pay penal interest @ 18% p.a. on the sum(s) due for the period of such delay to the Lessor. However, if any amount payable by the Lessee to the Lessor by way of rent or any other charges or dues under this Deed of Lease shall be in arrears and unpaid by 14th day of respective month then it shall invite immediate disconnection of electricity (non-payment of dues shall be sufficient notice for such disconnection) . If the dues are not paid even after a notice in writing to do so within a period of 7 (seven) days from the receipt of said notice or other breach is not rectified within the time limit given by a written notice, the Lessor shall be entitled and be empowered to determine the lease and re-enter the Demised Premises or any part thereof and / or put its own lock on the main entrance door of the Demised Premises after giving a final notice of 7 (seven) days for vacation of the premises and handing over its peaceful vacant possession to the Lessor in the manner, mentioned, in clause (iii). The Lease Deed in such an event shall be treated as terminated and having come to an end at the instance of the Lessee and all unadjusted security deposits lying with the Lessor shall become liable for adjustment against the amounts payable by the Lessee. If this happens within the Lock-in-Period, then the Lessee shall also be liable to pay the Lease rental and other charges for the unexpired portion of the Lock-in-Period I along with other outstanding dues as described hereinabove.

xxxiii) **Clearance from / Vacation of the Demised Premises:** THAT upon expiry of lease or earlier termination during the renewed period as stipulated above, this lease shall expire and come to an end subject to the Lessee paying to the Lessor, till the date of vacation of the Demised Premises, the entire rent, if any, monthly maintenance charges etc. as set out in this Lease Deed and handing over vacant, peaceful and physical possession of the Demised Premises. And after obtaining clearance from the maintenance agencies on a form for the purpose available with the Lessor/maintenance agency. Duly completed Clearance Form shall be the Gate Pass for enabling the Lessee to remove its property from the Complex on such cession/ termination of this Lease. If the Lessee fails to pay or take clearance as aforesaid or hand over vacant peaceful possession of the Demised Premises on the date of expiry of the last day of the lease or its earlier determination, the Lessee agrees to pay to the Lessor for illegal and unauthorized occupation of the Demised Premises, liquidated damages equivalent to double of the normal per day rental value for each day of default of illegal and unauthorized occupation of the Demised Premises by the Lessee and in such an event the Lessee hereby authorizes the Lessor to withhold without any interest the refund of all the deposits / securities of the Lessee lying with the Lessor and to appropriate the same in part or full towards any dues and as deemed fit and proper by the Lessor.

For SAGOON INDIA PRIVATE LIMITED

Swati Dayal

Director

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

xxxiv) **Force- Majeure:** THAT in the event of Force Majeure i.e. if the Demised Premises or any part thereof be destroyed or damaged by fire, earthquake, tempest, flood, lightning, violence or any army or mob or enemies of the country or by any other irresistible force so as to render the Demised Premises unfit for the purpose of occupation of the Lessee, the Lessee shall notify to the Lessor of the same and request for repair / rectification of the damage. The Lessor shall rectify all minor damages within 30 days depending upon the nature of damage and major repairs at the earliest depending upon the nature and extent of repairs required, but in no case later than 4 (four) months on receiving such notice . During the Force-Majeure condition, if the Lessee is not able to use the Demised Premises then Lessee shall not be liable to pay Lease Rent for the period of subsistence of Force-Majeure. The Lessee may however be asked temporarily to vacate the whole or such portion of the Demised Premises as may be required to enable the Lessor to carry out repairs in order to restore the Demised Premises. If the Lessor is unable to rectify / repair the defects caused by the force majeure within the stipulated time, the Lessee will have the right to terminate the lease after giving 10 (ten) days notice and all unadjusted advances / deposits etc. shall become refundable to the Lessee by the Lessor immediately after peaceful vacant possession of the premises is handed back to the Lessor. It is agreed between the Parties that such termination of the Lease Agreement shall not be construed to be on account of default on the part of the Lessor and accordingly the Lessee shall not be entitled to claim any compensation for such termination of this Agreement. If during the term hereby created, the Demised Premises or any part thereof be acquired or requisitioned by the Government or any local body or authority under any future Act or Rules made which are applicable to all such properties in the area, and the Lessee shall be entitled to make its own individual claim for compensation. In case of such acquisition or requisition, this Lessee shall be entitled to terminate the Lease and vacate the Demised Premises and Security Deposit shall be refunded to Lessee on vacation of the Demised Premises, as agreed in clause (**iii**).

xxxv) **Raising of Finance by the Lessor:** THAT the Lessee hereby expressly agrees and consents that it would have no objection to the Lessor raising finance by way of mortgage or any other charge on the Demised Premises subject however that creation of such mortgage / charge shall not affect the rights of the Lessee to use the Demised Premises during the lease period.

xxxvi) **Sale of the Demised Premises:** THAT the Lessee hereby expressly agrees and consents that it would have no objection to the Lessor selling the Demised Premises to one or more individuals, firms or companies and that such sale shall not affect the rights and obligations of the Lessee granted under the lease during the lease period. Maintenance of the building / complex will however be continued to be done by the maintenance company nominated by the Lessor and monthly maintenance charges and other charges shall continue to be paid by the Lessee to the said Lessor/ said maintenance company.

xxxvii) **Right of further construction:** THAT the Lessee hereby unequivocally agrees and consents that the Lessor shall have the sole right to the complete exclusion of the Lessee, to make additions or alterations in or over or about or to the demised premises, the block and/ or the Building/ Complex and/ or to raise additional storey's and/ or to raise additional and further constructions and structures and/ or construct additional area in or over or about the demised premises, the block and/ or the complex including any open areas and/ or terraces and roofs any time or from time to time whether during the course of construction and completion of the proposed complex and/ or any time thereafter. All such additional areas built/ constructed becoming available, shall be the sole and exclusive property of the Lessor and the Lessor shall be fully entitled to deal with or dispose of the same in any manner whatsoever the Lessor may at its sole discretion consider fit and proper and the Lessee shall not be entitled to interfere or raise any objection whatsoever in respect of the same.

For SAGOON INDIA PRIVATE LIMITED

Director

Vatika Limited Gurgaon

Vatika I.T. Parks Private Limited

xxxviii) **Uses of the Complex/ Building:** THAT it is hereby expressly agreed that the Lessor shall be entitled to lease/ sell any other space or premises in the said Complex/ Building for Banks, Restaurants, Dispensaries, Shops, Stalls or any other user in its sole discretion and as may be permitted by the authorities concerned and the Lessee shall not object to the use of the said spaces/ premises for the same by the respective buyers/ lessees thereof.

xxxix) **Stamping & Registration:** THAT all expenses relating to the stamping and registration of the lease deed or any extension thereof shall be borne by the Lessee

xl) **Changes/ Modifications:** THAT this Lease Deed constitutes the entire agreement between the parties and revokes and supersedes all previous discussions / correspondence and agreements, between the parties, if any, concerning the matters covered herein whether written, oral or implied. This Lease Deed shall not be changed or modified except by written amendment duly agreed by the parties.

xli) **Retention of the Original of the Lease-Deed:** THAT the Lessee shall retain the original of this Lease Deed and the Lessor shall have the duplicate duly certified and signed copy thereof.

xlii) **Abiding by Laws of the Land:** THAT the Lessee and the Lessor shall abide by the laws of the land and any local enactments in respect of the Demised Premises.

xliii) **Notices/ Communications:** THAT any notice, letter, communication etc. to be made, served or communicated unto the Lessor under these presents shall be in writing and shall be deemed to be duly made, served or communicated only if the notice or letter or communication is addressed to the Lessor at the address shown above or such other address as may be intimated by the Lessor in this behalf and sent by registered post / speed post . Similarly any notice, letter or communication to the Lessee shall be deemed to be made, served or communicated only if the same in writing is addressed to the above mentioned address of the Lessee or to the address of the Demised Premises after the Lessee has shifted to the same by registered post / speed post.

xliv) **Jurisdiction of Courts etc:** THAT this Lease Deed and the rights and obligations of the parties under or arising out of this Lease Deed shall be construed and enforced in accordance with the laws of India. It is also agreed that the Courts at Gurgaon shall have the exclusive jurisdiction to decide any dispute arising out of this Lease Deed.

For SAGOON INDIA PRIVATE LIMITED

Director

Vatika Limited Gurgaon

Vatika I.T. Parks

IN WITNESS WHEREOF the parties hereto have set their hands and seal to these presents on the day month and year first above mentioned.

Signed and Delivered by the within named Lessor
M/s Vatika Ltd

Vatika Limited Gurgaon

Through its Authorized signatory **Mr. Gautam Bhalla**

Signed and Delivered by the within named Confirming Party
M/s Vatika I.T. Parks Pvt. Ltd.

Vatika I.T. Parks Private Limited

Through its Authorized signatory **Mr. Gautam Bhalla**

Signed and Delivered by the within named Lessee
M/s Sagoon India Pvt. Ltd

For SAGOON INDIA PRIVATE LIMITED

Swati Dayal

Director

Through its Authorized signatory **Ms. Swati Dayal**

WITNESSES:

1. Aditya Pal [illegible]
   [illegible] Pvt Ltd
2. 9A, [illegible] Building
   [illegible] Road M.D.

ANNEXURE-A
FLOOR PLAN



TOWER B
MAIN LIFT LOBBY

For SAGOON INDIA PRIVATE LIMITE

Director

ANNEXURE B
SCOPE OF WORK OF INTENDING LESSOR
For Interior works

Vatika Limited Gurgaon

Vatika I.T. Parks

ANNEXURE B
SCOPE OF WORK OF INTENDING LESSOR
For Interior works

All design details, material specifications, furniture selection etc. to be conducive to fit within the budget (which includes design fees) and to suit the procurement time line.

HVAC WORKS -:

- Including ducting with insulation, grills and diffusers, dampers etc complete. (CFM will be allocated to the Demised Premises as per the design load by Intending Lessor)

ELECTRICALS -:

- Lighting and Power - all lights fixtures with lamps, switches and sockets (both raw and ups power) point wiring for lights and power, associated electrical DBs, floor panel (where required) and connection to main floor panels, cabling etc. complete .
- LV – I/Os, data cabling including raceway till the server room .
- Addressable Fire Detection system and PA system and its integration with the main building system .
- Only 1 no. of Access control for the entrance door (Biometric Machine will not be part of it) .
- One Data and One Voice Port only

PLUMBING WORKS -:

- Complete fire fighting system piping including sprinkler heads etc.
- Water supply and drainage for cafeteria, Fittings and fixtures for these areas when there is a possibility of wet point on the floor plate leased out .

INTERIORS WORKS -:

- Ceiling works complete.
- Carpet/stone/tiles on floor inside the proposed premises earmarked for office.
- All internal fixed partitions including drywall, glazed partitions complete with finishes and door complete with handles hardware etc.
- All furniture which includes modular workstations, credenzas, storage units, furniture for cabins, reception, meeting rooms, board rooms, chairs and sofas for office area, cabins, meeting rooms, cafeteria, reception etc as per approved layout .
- Blinds as per the fit out guidelines of the Lessor i.e Roller Blind shade to be 2601 of wall track or equivalent with 5% density(Blind sample will not be shown to the Lessee).
- Main signage in reception.
- Not more than 25 – 30 % of the area to be considered as cabins .

Project Management fees which shall be 8% of the total fit out cost.

EXCLUSIONS -:
The exclusions shall be done by Intending Lessee at its own cost and expense. Intending Lessor will not be responsible for the below mentioned scope of work:

- IT related equipments like server, switches, racks, fire suppression system and AC precision units for server room, UPS and battery.
- Split AC units for server room, and other areas where ever required as per design or additional cost of AHU's- in case the CFM requirement exceeds the design load of Demised
- Associated condensed chiller piping from ODU to IDU of the server rooms.
- Gymnasium, gaming and telephone equipments, operating supplies and consumables like stationary, pantry items etc. coffee machines, photocopies, computers, laptops and related peripherals, printers, fax machines.
- White boards/Glass boards, Writing boards, Fire extinguishers, Name plates and any other signage other than mentioned in the scope.
- Artworks and high end graphics like paintings, graffiti, vases etc .
- Only provisioning to be made for geysers, refrigerators, projectors and other AV equipments.
- Any special items like automatic doors, acoustic sliding folding partitions, Collapsible Partition, moveable partitions, CCTVs, Access controls, Music system etc.
- Toilet accessories like hand dryer, soap dispensers etc.

Vatika Limited Gurgaon

Vatika I.T. Parks P...

For SAGOON INDIA PRIVATE LIMITED

Director